Exhibit 99.1

For Immediate Release

Arbor Pharmaceuticals to Acquire XenoPort

Acquisition expands neurology product portfolio

Enhances sales infrastructure

Atlanta, GA, and Santa Clara, CA — May 23, 2016 — Arbor Pharmaceuticals, LLC (Arbor) and XenoPort, Inc. (XenoPort) (NASDAQ: XNPT) announced today that they have signed a definitive agreement under which Arbor will acquire XenoPort for $7.03 per share in cash, or a total equity value of approximately $467 million. The purchase price per share represents a 60 percent premium to the closing price of XenoPort shares on May 20, 2016.

“We are pleased to be adding HORIZANT and the XenoPort pipeline to the growing portfolio of Arbor products,” said Ed Schutter, President and Chief Executive Officer of Arbor. “We believe that XenoPort’s lead product HORIZANT offers patients and physicians a valuable treatment option for moderate-to-severe primary restless legs syndrome and postherpetic neuralgia. The XenoPort sales team has done an excellent job of growing HORIZANT, and we look forward to supporting them to continue this significant momentum.”

Vincent J. Angotti, Chief Executive Officer of XenoPort, stated, “This transaction provides immediate and substantial value to our stockholders, and we believe that Arbor is well positioned to provide the proper resources for a more expanded commercialization effort of HORIZANT. We evaluated many potential options to maximize the value for stockholders and believe this transaction represents a great outcome for XenoPort stockholders.”

Under the terms of the agreement, Arbor will commence a tender offer to purchase all of the outstanding shares of XenoPort for $7.03 per share. Following the closing of the tender offer, the agreement provides for the parties to effect, as promptly as practicable, a merger that would result in all shares not tendered in the tender offer being converted into the right to receive $7.03 per share in cash. The transaction, which has been unanimously approved by both the Arbor Board of Directors and the XenoPort Board of Directors, is expected to close in the third quarter of 2016.

Closing of the tender offer and merger is subject to certain customary conditions, including the tender of more than 50 percent of all outstanding shares of XenoPort. The transaction is also subject to review by the U.S. Government under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act, as amended, and other customary closing conditions.

Centerview Partners is serving as exclusive financial advisor to XenoPort, and Weil, Gotshal & Manges LLP is serving as legal advisor to XenoPort. Deutsche Bank has provided sole committed debt financing to Arbor in support of the transaction. Alston & Bird, LLP and Simpson, Thacher & Bartlett LLP acted as legal advisors to Arbor.

About Arbor Pharmaceuticals

Arbor Pharmaceuticals, headquartered in Atlanta, Georgia, is a specialty pharmaceutical company currently focused on the cardiovascular, hospital and pediatric markets. The company has over 600 employees including 500 sales professionals promoting its products to physicians, hospitals and pharmacists. Arbor currently markets twenty NDA or ANDA approved products with over 35 more in development.

For more information regarding Arbor Pharmaceuticals or any of its products, visit www.arborpharma.com or send email inquiries to info@arborpharma.com.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on commercializing HORIZANT in the United States. XenoPort has entered into a clinical trial agreement with the National Institute on Alcohol Abuse and Alcoholism (NIAAA) under which the NIAAA has initiated a clinical trial evaluating HORIZANT as a potential treatment for patients with alcohol use disorder. REGNITE® (gabapentin enacarbil) Extended-Release Tablets is being marketed in Japan by Astellas Pharma Inc. XenoPort has granted exclusive world-wide rights for the development and commercialization of its clinical-stage oral product candidate, arbaclofen placarbil, to Indivior PLC for all indications. It has granted exclusive U.S. rights for the development and commercialization of its clinical-stage oral product candidate, XP23829, to Dr. Reddy’s Laboratories. XenoPort’s other clinical-stage product candidate, XP21279, is a prodrug of levodopa that is a potential treatment for patients with idiopathic Parkinson’s disease.

To learn more about XenoPort, please visit the website at www.XenoPort.com.

HORIZANT, REGNITE and XENOPORT are registered trademarks of XenoPort, Inc.

Important Additional Information

The tender offer for the outstanding shares of XenoPort, referenced in this press release has not yet commenced. This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of XenoPort, nor is it a substitute for the tender offer materials that Arbor and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Arbor and its acquisition subsidiary will file tender offer materials on Schedule TO, and XenoPort will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of XenoPort are urged to read these documents when they become available because they will contain important information that holders of XenoPort shares should consider before making any decision regarding tendering their shares. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of XenoPort at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free by contacting Arbor media relations at the phone number or e-mail address below or XenoPort investor relations at the phone number or e-mail address below.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, XenoPort files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Arbor or XenoPort at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Arbor’s and XenoPort’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

XenoPort Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements about the proposed acquisition of XenoPort by Arbor, the commencement of a tender offer for shares of XenoPort common stock, and benefits from the proposed acquisition, business strategies, market potential, future financial prospects and other matters that are not historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “could,” “intend,” “may,” “plans,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort’s current expectations. Forward-looking statements involve risks and uncertainties. XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the merger agreement between the parties, the possibility of any termination of the merger agreement between the parties, and the parties’ ability to obtain regulatory approval in a timely manner. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Securities and Exchange Commission filings and reports, including in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Securities and Exchange Commission on May 5, 2016. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Arbor Media Contact

Brian Adams

Phone: 404-496-5915

Email: brian.adams@arborpharma.com

XenoPort IR and Media Contact

Jackie Cossmon

Phone: 408-616-7220

Email: ir@XenoPort.com

HORIZANT® (gabapentin enacarbil) Extended-Release Tablets

INDICATIONS

HORIZANT® (gabapentin enacarbil) is a prescription medicine used to:

•	treat adults with moderate-to-severe primary Restless Legs Syndrome (RLS). HORIZANT is not for people who need to sleep during the daytime and stay awake at night.

•	manage pain from damaged nerves (postherpetic neuralgia) that follows healing of shingles (a painful rash that comes after a herpes zoster infection) in adults.

IMPORTANT SAFETY INFORMATION

•	Do not drive after taking your dose of HORIZANT until you know how it affects you, including the morning after you take it. Do not operate heavy machinery or do other dangerous activities until you know how HORIZANT affects you. HORIZANT can cause sleepiness, dizziness, slow thinking, and can affect your coordination. Ask your healthcare provider when it is okay to do these activities.

•	Do not take other medicines that make you sleepy or dizzy while taking HORIZANT without talking to your healthcare provider. Taking HORIZANT with these other medicines may make your sleepiness or dizziness worse.

•	HORIZANT may cause suicidal thoughts or actions in a very small number of people (about 1 in 500). Pay attention to any changes, especially sudden changes, in mood, behaviors, thoughts, or feelings. Call your healthcare provider right away if you have any of these symptoms, especially if they are new, worse, or worry you:

•	thoughts or actions about suicide, self-harm, or dying; attempt to commit suicide

•	new or worsening depression or anxiety; or feeling agitated

•	new or worse restlessness or panic attacks

•	new or worse trouble sleeping (insomnia); or irritability

•	acting aggressive, being angry, or violent; acting on dangerous impulses

•	an extreme increase in activity or talking (mania); other unusual changes in mood or behavior

•	Do not stop taking HORIZANT without first talking to your healthcare provider. Suicidal thoughts or actions can be caused by things other than medicines. If you have these thoughts or actions, your healthcare provider may check for other causes.

•	HORIZANT may cause a serious or life-threatening allergic reaction that may affect your skin or other parts of your body such as your liver or blood cells. You may or may not have a rash with these types of reactions. Call a healthcare provider right away if you have any of the following symptoms: skin rash, hives, fever, swollen glands that do not go away, swelling of your lips or tongue, yellowing of your skin or eyes, unusual bruising or bleeding, severe fatigue or weakness, unexpected severe muscle pain, or frequent infections. These symptoms may be the first signs of a serious reaction. A healthcare provider should examine you to decide if you should continue taking HORIZANT.

•	HORIZANT is not the same medicine as gabapentin (for example, Neurontin® and Gralise®). HORIZANT should not be used in their place. Do not take these or other gabapentin products while taking HORIZANT.

•	Before taking HORIZANT, tell your healthcare provider if you:

•	have or have had kidney problems or are on hemodialysis

•	have or have had depression, mood problems, or suicidal thoughts or behavior

•	have or have had seizures

•	have a history of drug abuse

•	have any other medical conditions

•	are pregnant or plan to become pregnant. It is not known if HORIZANT will harm your unborn baby. Talk to your healthcare provider if you are pregnant or plan to become pregnant while taking HORIZANT. You and your healthcare provider will decide if you should take HORIZANT while you are pregnant

•	are breastfeeding or plan to breastfeed. Your body turns HORIZANT into another drug (gabapentin) that passes into your milk. It is not known if this can harm your baby. You and your healthcare provider should decide if you will take HORIZANT or breastfeed

•	drink alcohol

•	Do not drink alcohol while taking HORIZANT because it may increase the risk of side effects.

•	Tell your healthcare provider about all the medicines you take, including prescription and non-prescription medicines, vitamins, and herbal supplements. Taking HORIZANT with certain other medicines can cause side effects or affect how well they work. Do not start or stop other medicines without talking to your healthcare provider.

•	Do not stop taking HORIZANT without talking to your healthcare provider first. If you stop taking HORIZANT suddenly, you may develop side effects.

•	The most common side effects of HORIZANT include dizziness, sleepiness, and headache. Tell your healthcare provider about any side effect that bothers you or does not go away. These are not all the possible side effects of HORIZANT. For more information, ask your healthcare provider or pharmacist.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch, or call 1-800-FDA-1088. See Medication Guide.